Exhibit 99.2

LiveOne (Nasdaq: LVO) Announces Pricing of Public Offering to Launch Bitcoin Yield Treasury Strategy

Board approves up to $500 million treasury authorization to expand the Company’s crypto asset treasury strategy

Initial proceeds of approximately $10 million dedicated to Bitcoin yield strategy

LOS ANGELES, July 16, 2025 -- LiveOne (Nasdaq: LVO) (“LiveOne” or the “Company”), an award-winning creator-first music, entertainment, and technology platform, today announced the pricing of its previously announced underwritten public offering of 11,833,334 shares of common stock at a price of $0.75 per share, expected to generate gross proceeds of approximately $8.9 million, before deducting underwriting discounts, commissions, and offering expenses. The Company intends to use the majority of the proceeds to accelerate the launch of its newly formed Bitcoin yield treasury strategy program.

“We’re incredibly excited to launch LiveOne’s Bitcoin treasury strategy, marking a bold step toward integrating the future of digital assets into our business,” said Robert Ellin, CEO and Chairman of LiveOne. “This initial $10 million investment — and the Board’s approval of up to $500 million—underscores our confidence in the long-term potential of crypto-focused assets to enhance shareholder value and fuel our continued innovation at the intersection of entertainment and technology.”

Lucid Capital Markets is acting as the sole book-running manager for the offering.

All of the shares of common stock to be sold in the offering will be sold by the Company. In addition, the Company has granted the underwriter a 45-day option to purchase up to an additional 1,775,000 shares of its common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on or about July 17, 2025, subject to customary closing conditions.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333- 284916) filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 13, 2025, and declared effective by the SEC on February 26, 2025. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained by contacting Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About LiveOne

Headquartered in Los Angeles, CA, LiveOne (Nasdaq: LVO) is an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. LiveOne’s subsidiaries include Slacker, PodcastOne (Nasdaq: PODC), PPVOne, Custom Personalization Solutions, LiveXLive, DayOne Music Publishing, Drumify and Splitmind. LiveOne , a dedicated over-the-top application powered by Slacker, is available on iOS, Android, Roku, Apple TV, Spotify, Samsung, Amazon Fire, Android TV, and through STIRR’s OTT applications. For more information, visit liveone.com and follow us on Facebook, Instagram, TikTok, YouTube and X at @liveone. For more investor information, please visit ir.liveone.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “could,” “believe,” “seek,” “continue,” “contemplate,” “predict,” “potential,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s ability to consummate any proposed financing (including the public offering announced in this press release), acquisition, spin-out, special dividend, merger, distribution or transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event (including the public offering announced in this press release) would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; LiveOne’s ability to continue as a going concern; LiveOne’s ability to attract, maintain and increase the number of its users and paid members; LiveOne identifying, acquiring, securing and developing content; LiveOne’s ability to implement its recently announced crypto treasury strategy and/or purchase crypto assets from time to time pursuant to such strategy, including for the maximum announced amount; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other debt covenants; LiveOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; LiveOne’s ability to repay its indebtedness when due; LiveOne’s ability to satisfy the conditions for closing on its announced additional convertible debentures financing; uncertain and unfavorable outcomes in legal proceedings and/or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; significant legal, commercial, regulatory and technical uncertainty and risks related to Bitcoin, Ethereum and other digital assets; regulatory developments related to crypto assets and crypto asset markets; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of LiveOne’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in LiveOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 15, 2025, and in LiveOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and LiveOne disclaims any obligation to update these statements, except as may be required by law. LiveOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

LiveOne Press Contact:

press@liveone.com

Follow LiveOne on social media: Facebook, Instagram, TikTok, YouTube, and X at @liveone.